Exhibit 8.1
June 2, 2015
AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, Georgia 30076

Re:	AdCare Health Systems, Inc. - Offering of 10.875% Series A Cumulative Redeemable Preferred Stock
Ladies and Gentlemen:
We have acted as counsel to AdCare Health Systems, Inc., a Georgia corporation (the “Company”), with respect to certain legal matters in connection with the Company’s sale of 588,235 shares of the Company’s 10.875% Series A Cumulative Redeemable Preferred Stock, no par value per share and liquidation preference $25.50 per share (the “Series A Preferred Stock”), pursuant to the Registration Statement on Form S-3 (Registration No. 333-201462), filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 13, 2015, and declared effective by the Commission on January 22, 2015, including the base prospectus, dated January 22, 2015, contained therein (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated May 28, 2015 (the “Preliminary Prospectus”), and the final prospectus supplement, dated May 28, 2015, and filed with the Commission on May 29, 2015 (the “Final Prospectus” and together with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”), pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act.
This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus.
In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in the Registration Statement, the Prospectus and such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and other information provided to us by the Company.
Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the offering and sale of the Series A Preferred Stock will be consummated in the manner contemplated by the Prospectus.

AdCare Health Systems, Inc.
June 2, 2015

In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service (“Service”) rulings, all of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. There is no assurance, moreover, that the opinion expressed herein will be accepted by the Service or, if challenged, by a court.
Based solely upon the foregoing and subject to the assumptions, qualifications and limitations set forth in the Discussion, we are of the opinion that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects as of the date hereof.
Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the offering or sale of the Series A Preferred Stock or of any transactions related to or contemplated by such sale. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.
We hereby consent to the filing of this opinion as Exhibit 8.1 to the Company’s Current Report on Form 8-K with the Commission and to the reference to our firm in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours

/s/ Rogers & Hardin LLP

ROGERS & HARDIN LLP